EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Employees’ Participation Plan of Golden Telecom, Inc. and to the incorporation by reference therein of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Golden Telecom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Golden Telecom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Golden Telecom, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLC
Ernst & Young LLC
Moscow, Russia
November 9, 2007